Exhibit 99.1

Chambers Street – Third Quarter 2014 Financial Results
Core FFO Increases Approximately 4.4% Year-Over-Year to $41.9 million
Executes in Excess of 1.5 million Square Feet of Leases
Increases Portfolio Occupancy to 97.3%
Company Tightens 2014 Annual Earnings Guidance Range

PRINCETON, N.J. – October 30, 2014 – Chambers Street Properties (NYSE: CSG) ("Chambers Street" or the "Company"), a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, today reported its financial results for the three-month period ended September 30, 2014.
Jack A. Cuneo, President and Chief Executive Officer of Chambers Street Properties commented, "I am pleased with our third quarter results as we produced an approximate 4.4% year-over-year increase in Core FFO and achieved leasing volume in excess of 1.5 million square feet, contributing to a significant increase in our overall portfolio occupancy. Given our results to date, we are tightening our 2014 Core FFO per share guidance to a range of $0.66 to $0.69 and increasing our annualized dividend to $0.51 per share. In the current environment, we will remain disciplined and focused on recycling capital into select opportunities to acquire U.S. industrial assets with strong long-term growth profiles, such as our recent acquisitions in Los Angeles and St. Louis. We continue to focus on executing our strategy to drive long-term shareholder value."
Operational and Financial Highlights Third Quarter 2014

•	Increased Core Funds from Operations ("Core FFO") to $0.18 per diluted share, an improvement of $0.01 per share compared to the third quarter of 2013

•	Total portfolio percentage leased was 97.3% as of September 30, 2014

•	Executed 18 leases, in excess of 1.5 million square feet
Financial Results for the Three Months Ended September 30, 2014
Core FFO for the third quarter of 2014 increased to $41.9 million, or $0.18 per diluted share, compared to $40.2 million, or $0.17 per diluted share, for the third quarter of 2013.
Funds from Operations ("FFO") as defined by NAREIT for the third quarter of 2014 was $40.4 million, or $0.17 per diluted share, as compared to $37.5 million, or $0.16 per diluted share, for the third quarter of 2013.
Net income for the third quarter of 2014 totaled $18.5 million, or $0.08 per diluted share, as compared to net income of $0.9 million, or $0.00 per diluted share, for the third quarter of 2013. Results for the three months ended September 30, 2014 included a $13.2 million non-recurring gain for the sale of Maskew Retail Park.

Financial Results for the Nine Months Ended September 30, 2014
Core FFO for the first nine months of 2014 increased to $121.9 million, or $0.51 per diluted share, compared to $119.0 million, or $0.49 per diluted share, for the same period in 2013.
FFO for the first nine months of 2014 was $120.0 million, or $0.51 per diluted share, as compared to $108.2 million, or $0.44 per diluted share, for the same period in 2013.
Net income for the first nine months of 2014 totaled $26.9 million, or $0.11 per diluted share, as compared to $79.2 million, or $0.32 per diluted share, for the same period in 2013. Results for the nine months ended September 30, 2014 included a $13.2 million non-recurring gain for the sale of Maskew Retail Park. Results for the nine months ended September 30, 2013 included a $75.5 million non-recurring gain recognized upon the purchase of the remaining equity interest in 17 properties previously held in the Company's joint venture with Duke Realty.
Portfolio
Chambers Street owns or has majority interest in 129 properties totaling approximately 36.3 million square feet across 20 U.S. states and France, Germany, and the U.K. Its portfolio was 97.3% leased at September 30, 2014, a 140 basis point increase from June 30, 2014.
Investment Activity
In July, the Company acquired 1 Rocket Road, an industrial property totaling approximately 515,000 square feet in Los Angeles, California, for $46.7 million. The property is fully leased on a net lease basis through January 2023 to Space Exploration Technologies Corporation, or SpaceX, which designs, manufactures and launches advanced rockets and spacecraft.
In July, the Company sold a retail property, Maskew Retail Park in Peterborough, United Kingdom, for approximately $63.0 million. The sale of this asset represented the completion of the Company's exit from the retail sector.
Subsequent to quarter end, the Company closed on the acquisition of an approximately 502,000 Class A distribution warehouse in Sauget, Illinois for $21.1 million. Built in 2008, the property is 100% net leased to two tenants through 2019 and 2020. The two tenants consist of a privately held manufacturer and distributor of medical supplies in the U.S., and a contract manufacturer whose services include processing, forming, and packaging granulated chemical products for use in a variety of applications.
Leasing Activity
During the third quarter, the Company executed 18 new and renewal leases totaling in excess of 1.5 million square feet. This consisted of approximately 841,000 rentable square feet of renewals, approximately 366,000 rentable square feet of new leases for previously leased space, and 377,000 square feet of new leases on space that was not previously leased.

Balance Sheet
As of September 30, 2014, the Company had total debt outstanding of approximately $1.5 billion, including its pro rata share of unconsolidated entities. The Company's debt had a weighted average interest rate of 3.8%, and an average remaining term to maturity of 4.07 years.
In July, the Company repaid an $11.6 million note payable prior to its maturity date of October 1, 2014. Upon completing the sale of Maskew Retail Park, the Company repaid a $23.8 million note payable secured by this property and terminated the related swap agreement.
In connection with the acquisition of 1 Rocket Road, the Company assumed secured debt with an outstanding principal balance of $18.7 million.
Common Share Dividend Increased
On October 27, 2014, the Board of Trustees approved an increased monthly distribution of $0.0425 per common share for each of the months of January, February and March of 2015. This new $0.0425 per share monthly distribution represents $0.510 per share on an annualized basis, and represents an increase from the prior monthly distribution of $0.0420 per share. The January dividend will be paid on February 6, 2015 to all shareholders of record on January 30, 2015, the February dividend will be paid on March 6, 2015 to all shareholders of record on February 27, 2015, and the March dividend will be paid on April 8, 2015 to all shareholders of record on March 31, 2015.
2014 Guidance
The Company is tightening its full year 2014 guidance for Core FFO per share to a range of $0.66 to $0.69 from a prior range of $0.65 to $0.69, based on management’s expectations as of the date of this release. The guidance presented does not include the effects of unannounced property acquisitions, dispositions or capital transaction activity completed subsequent to September 30, 2014.
Supplemental Information
The Company released supplemental information, available at www.ChambersStreet.com under the Investors Relations section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 8:30 a.m. Eastern Time on Thursday, October 30, 2014, to discuss third quarter results. The number to call is 1-877-407-9039 (domestic) or 1-201-689-8470 (international). The live webcast will be available at www.ChambersStreet.com under the Investor Relations section. A replay of the conference call will be available through November 13, 2014, by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the passcode 13591742.
About Chambers Street Properties (NYSE: CSG)
Chambers Street is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, leased to creditworthy tenants. As of September 30, 2014, Chambers Street owned or had a majority interest in 129 properties located across 20 U.S. states,

France, Germany, and the United Kingdom encompassing approximately 36.3 million rentable square feet.
For additional information, please visit: www.ChambersStreet.com.
Investor Relations
Chambers Street Properties
Heather Gentry
Heather.Gentry@CSPREIT.com
609-806-2682

or
Media
Tim Gallen
Tim@Gallen.com or
Andrew Neilly
Andrew@Gallen.com
925-930-9848

CHAMBERS STREET PROPERTIES
Consolidated Balance Sheets
As of September 30, 2014 and December 31, 2013
($ In Thousands, Except Share Data)

	September 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Investments in Real Estate:
Land	$641,720	$639,382
Land Available for Expansion	25,701	24,631
Buildings and Improvements	1,633,625	1,606,209
	2,301,046	2,270,222
Less: Accumulated Depreciation and Amortization	(243,073)	(195,778)
Net Investments in Real Estate	2,057,973	2,074,444
Investments in Unconsolidated Entities	460,211	514,802
Cash and Cash Equivalents	58,546	83,007
Restricted Cash	14,372	15,236
Tenant and Other Receivables, Net	14,147	10,394
Deferred Rent	40,123	35,499
Deferred Leasing Costs and Intangible Assets, Net	220,802	248,872
Deferred Financing Costs, Net	9,908	11,585
Prepaid Expenses and Other Assets	13,647	16,757
Total Assets	$2,889,729	$3,010,596
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Secured Notes Payable, Net	$632,361	$681,200
Unsecured Term Loan Facilities	570,000	570,000
Unsecured Revolving Credit Facility	170,044	170,044
Accounts Payable, Accrued Expenses and Other Liabilities	57,587	50,053
Intangible Liabilities, Net	26,988	28,070
Prepaid Rent and Security Deposits	15,918	16,648
Distributions Payable	9,951	9,931
Total Liabilities	1,482,849	1,525,946
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common Shares of Beneficial Interest, $0.01 par value, 990,000,000 shares authorized; 236,924,176 and 236,463,981 issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	2,362	2,359
Additional Paid-in-Capital	2,069,710	2,067,008
Accumulated Deficit	(651,909)	(589,313)
Accumulated Other Comprehensive (Loss) Income	(13,283)	4,596
Total Shareholders’ Equity	1,406,880	1,484,650
Total Liabilities and Shareholders’ Equity	$2,889,729	$3,010,596

CHAMBERS STREET PROPERTIES
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2014 and 2013 (unaudited)
($ in Thousands, Except Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUES
Rental	$52,391	$50,670	$156,300	$144,841
Tenant Reimbursements	15,219	14,116	45,034	39,933
Other Property Income	537	—	1,606	—
Total Revenues	68,147	64,786	202,940	184,774
EXPENSES
Property Operating	9,113	8,489	27,058	22,491
Real Estate Taxes	9,927	9,891	30,193	28,595
General and Administrative	7,230	5,514	20,047	17,708
Investment Management Fee	—	—	—	489
Acquisition-Related	265	175	555	2,178
Depreciation and Amortization	27,208	26,435	81,572	74,802
Transition and Listing	—	1,447	—	12,681
Total Expenses	53,743	51,951	159,425	158,944
OTHER EXPENSES AND INCOME
Interest and Other Income	255	618	573	1,105
Interest Expense	(13,685)	(12,902)	(41,653)	(32,456)
Interest Expense and Net Change in Fair Value of Non-Qualifying Derivative Financial Instruments	68	163	80	582
Gain on Asset Disposition, Net	13,175	—	13,175	—
Loss on Early Extinguishment of Debt	—	(1,572)	—	(1,572)
(Loss) Gain on Conversion of Equity Interest to Controlling Interest	—	(1,667)	—	75,536
Total Other (Expenses) Income	(187)	(15,360)	(27,825)	43,195
Income (Loss) Before Provision for Income Taxes and Equity in Income of Unconsolidated Entities	14,217	(2,525)	15,690	69,025
Provision For Income Taxes	(140)	(54)	(579)	(274)
Equity in Income of Unconsolidated Entities	4,391	3,324	11,829	10,263
INCOME FROM CONTINUING OPERATIONS	18,468	745	26,940	79,014
DISCONTINUED OPERATIONS
Income from Discontinued Operations	—	114	—	295
TOTAL INCOME FROM DISCONTINUED OPERATIONS	—	114	—	295
NET INCOME	18,468	859	26,940	79,309
Net Income Attributable to Non-Controlling Operating Partnership Units	—	(3)	—	(82)
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$18,468	$856	$26,940	$79,227
Basic and Diluted Net Income Per Share from Continuing Operations Attributable to Common Shareholders	$0.08	$0.00	$0.11	$0.32
Basic and Diluted Net Income Per Share Attributable to Common Shareholders	$0.08	$0.00	$0.11	$0.32
Weighted Average Common Shares Outstanding-Basic and Diluted	236,954,218	236,548,477	236,847,551	244,373,249
Dividends Declared Per Share	$0.126	$0.125	$0.378	$0.425

CHAMBERS STREET PROPERTIES
Reconciliation of Net Income to FFO, Core FFO, and AFFO
For the Three and Nine Months Ended September 30, 2014 and 2013 (unaudited)
($ in Thousands, Except Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net Income	$18,468	$859	$26,940	$79,309
Adjustments:
Real Estate Depreciation and Amortization	27,090	26,549	81,231	75,323
Pro Rata Share of Real Estate Depreciation and Amortization from Unconsolidated Entities	8,163	8,406	25,172	26,952
Loss (Gain) on Conversion of Equity Interest to Controlling Interest	—	1,667	—	(75,536)
Gain on Sale of Real Estate	(13,175)	—	(13,175)	—
Pro Rata Share of Realized (Gain) Loss on Investment in CBRE Strategic Partners Asia	(123)	—	(123)	2,113
Funds from Operations	40,423	37,481	120,045	108,161
Acquisition-Related Expenses	265	175	555	2,178
Loss on Early Extinguishment of Debt	—	1,572	—	1,572
Severance-Related Expense	1,312	—	1,312	—
Net Change in Fair Value of Non-Qualifying Derivative Financial Instruments	(68)	(265)	(80)	(1,731)
Transition and Listing Expenses	—	1,447	—	12,681
Pro Rata Share of Unrealized (Gain) Loss on Investment in CBRE Strategic Partners Asia	(2)	(247)	117	(3,813)
Core Funds from Operations	41,930	40,163	121,949	119,048
Amortization of Non-Cash Interest Expense	(312)	(94)	(660)	(461)
Pro Rata Share of Amortization of Non-Cash Interest Expense from Unconsolidated Entities	117	97	354	436
Amortization of Above and Below Market Leases	1,173	1,956	4,056	5,028
Pro Rata Share of Amortization of Above/Below Market Leases from Unconsolidated Entities	(54)	(126)	(162)	(150)
Amortization of Deferred Revenue Related to Tenant Improvements	(272)	(276)	(747)	(909)
Share-Based Compensation	816	554	2,740	1,547
Straight-Line Rent Adjustments, Net	(2,096)	(3,355)	(4,641)	(7,886)
Pro Rata Share of Straight-Line Rent Adjustments, Net from Unconsolidated Entities	296	(1,044)	1,026	(4,426)
Recurring Capital Expenditures	(3,401)	(1,652)	(8,319)	(3,890)
Pro Rata Share of Recurring Capital Expenditures from Unconsolidated Entities	(394)	(1,435)	(754)	(2,966)
Adjusted Funds from Operations	$37,803	$34,788	$114,842	$105,371
Amounts Per Share (Basic and Diluted):
Net Income Attributable to Common Shareholders	$0.08	$0.00	$0.11	$0.32
Funds from Operations	$0.17	$0.16	$0.51	$0.44
Core Funds from Operations	$0.18	$0.17	$0.51	$0.49
Adjusted Funds From Operations	$0.16	$0.15	$0.48	$0.43
Weighted Average Common Shares Outstanding - Basic & Diluted	236,954,218	236,548,477	236,847,551	244,373,249

Non-GAAP Supplemental Financial Measures:
Funds from Operations
The National Association of Real Estate Investment Trusts, or NAREIT, created Funds from Operations, or FFO, as a non-GAAP supplemental measure of REIT operating performance, which is designed to reflect the impact on operations from trends in occupancy rates, rental rates and operating costs. The most directly comparable GAAP measure to FFO is net income. FFO is used commonly in the real estate industry because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors consider presentations of operating results for REITs that use historical cost accounting to be insufficient.
We compute FFO in accordance with standards established by NAREIT. The revised NAREIT White Paper on FFO defines FFO as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, impairment charges and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.
Core Funds from Operations
Changes in the accounting and reporting rules under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted an increase in the non-cash and non-operating items included in FFO. We calculate Core Funds from Operations, or Core FFO, as FFO exclusive of the net effects of acquisition costs, interest rate swap gains/losses, non-recurring expenses such as transition and listing costs, and unrealized gain/loss in investments in unconsolidated entities.
We believe that Core FFO is a useful measure of management’s decision-making process and appropriately presents our results of operations on a comparative basis. The items that we exclude from net income are subject to significant fluctuations from period to period that cause both positive and negative effects on our results of operations, often in inconsistent and unpredictable directions. For example, our acquisition costs are primarily the result of the volume of our acquisitions completed during each period, and therefore we believe such acquisition costs are not reflective of our operating results during each period. Similarly, unrealized gains or losses that we have recognized during a given period are based primarily upon changes in the estimated fair market value of certain of our investments due to changes in market conditions and do not necessarily reflect the operating performance of these properties during the corresponding period. Further, costs associated with certain other non-reoccurring expenses, such as the process of listing our common shares on the New York Stock Exchange and our modified “Dutch Auction” tender offer are not reflective of our operating results during each period.
We believe that Core FFO is useful to investors as a supplemental measure of operating performance because adjusting FFO to exclude acquisition costs, unrealized gains and/or losses or other non-reoccurring expenses provides investors a view of the performance of our portfolio over time, including if we cease to acquire properties on a frequent and regular basis and allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions. We also believe that Core FFO may provide investors with a useful indication of our future performance, and of the sustainability of our current distribution policy. However, because Core FFO excludes acquisition costs, unrealized gains or losses and/or other non-recurring expenses which are important components in an analysis of our historical performance, such supplemental measure should not be construed as a historical performance measure and may not be as useful a measure for estimating the value of our common shares.

Adjusted Funds from Operations
We calculate Adjusted Funds From Operations, or AFFO, as Core FFO exclusive of the net effects of (i) amortization associated with deferred financings costs; (ii) amortization of above- and below-market lease intangibles; (iii) amortization of premium on notes payable; (iv) amortization of deferred revenue related to tenant improvements; (v) non-cash share-based compensation expense; (vi) straight-line rental revenue; and (vii) recurring capital expenditures.
Not all REITs calculate FFO, Core FFO or AFFO (or an equivalent measure), in the same manner and therefore comparisons with other REITs may not be meaningful. None of these measures present, nor do we intend for them to present, a complete picture of our financial condition and/or operating performance. We believe that net income, as computed under GAAP, appropriately remains the primary measure of our performance and that FFO, Core FFO and

AFFO, when considered in conjunction with net income, improves the investing public’s understanding of the operating results of REITs and makes comparisons of REIT operating results more meaningful.
Forward-Looking Statements
This press release may contain various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties such as our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our products, operations and business; and the use of the proceeds of any offerings of securities. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements such as: general volatility of the securities markets in which we participate; national, regional and local economic climates; changes in supply and demand for office and industrial properties; adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increasing insurance costs; availability and credit worthiness of prospective tenants; our ability to maintain rental rates and maximize occupancy; our ability to identify and secure acquisitions; our failure to successfully manage growth or operate acquired properties; our pace of acquisitions and/or dispositions of properties; risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits); payment of distributions from sources other than cash flows and operating activities; receiving and maintaining corporate debt ratings and changes in the general interest rate environment; availability of capital (debt and equity); our ability to refinance existing indebtedness or incur additional indebtedness; failure to comply with our debt covenants; unanticipated increases in financing and other costs, including a rise in interest rates; the actual outcome of the resolution of any conflict; material adverse actions or omissions by any of our joint venture partners; our ability to operate as a self-managed company; availability of and ability to retain our executive officers and other qualified personnel; future terrorist attacks or epidemics in the United States or abroad; the ability of our operating partnership to continue to qualify as a partnership for U.S. federal income tax purposes; our ability to continue to qualify as a REIT for U.S. federal income tax purposes; foreign currency fluctuations; changes to accounting principles, policies and guidelines applicable to REITs; legislative or regulatory changes adversely affecting REITs and the real estate business; and environmental, regulatory and/or safety requirements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and other of our documents that are on file with or furnished to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.
Credit ratings may not reflect the potential impact of risks relating to the structure or trading of our shares and are provided solely for informational purposes. Credit ratings are not recommendations to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. We do not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.
The foregoing discussion related to our consolidated financial statements should be read in conjunction with the financial statements for the quarter ended September 30, 2014 included in the Form 10-Q to be filed on or about November 4, 2014.